Exhibit 99.1

Investor and Media Contact:

Samuel Fisch

Executive Director, Investor Relations and Corporate Communications

Email: veruinvestor@verupharma.com

Veru Announces the Sale of the FC2 Female Condom® (Internal Condom) Business

MIAMI, FL – December 31, 2024 – Veru Inc. (NASDAQ: VERU), a late clinical stage biopharmaceutical company focused on developing innovative medicines for preserving muscle for high quality weight loss, oncology, and viral induced acute respiratory distress syndrome, today announced that it has sold its FC2 Female Condom® (Internal Condom) business to clients managed by Riva Ridge Capital Management LP, a New York City-based investment management firm as well as other co-investors, for $18 million, subject to adjustment as set forth in the purchase agreement.

“The monetization of the FC2 business allows Veru to be a pure biopharmaceutical company focusing its additional nondilutive resources on the execution and development of its promising late-stage clinical drug pipeline,” said Mitchell Steiner, M.D., Chairman, President, and Chief Executive Officer of Veru Inc. “We are excited about the Company’s successful strategic evolution to the treatment of cardiometabolic diseases with a fully enrolled Phase 2b QUALITY clinical trial evaluating enobosarm to preserve muscle and augment fat loss for a higher quality weight loss in patients receiving WEGOVY®, a GLP-1 receptor agonist. We are expecting topline clinical results for this study in January 2025.”

As a result of the sale of the FC2 business, including the transfer of its UK and Malaysian based subsidiaries, Veru’s headcount will be reduced by approximately 90% from 210 to 22. Estimated proceeds to the Company after deducting a change of control premium due SWK Funding LLC pursuant to the Company’s Residual Royalty Agreement, dated as of March 5, 2018 (the “Royalty Agreement”), together with other customary fees for transactions of this type, are approximately $12.5 million subject to certain post-closing adjustment provisions in the purchase agreement. Upon payment of the change of control premium to SWK, the Royalty Agreement terminates in accordance with its terms. The liabilities associated with the Royalty Agreement, which totaled $9.9 million as of September 30, 2024, will be extinguished. Raymond James acted as a financial advisor to Veru, and Reinhart Boerner Van Deuren s.c. served as legal counsel to the Company.

About the Enobosarm Phase 2b QUALITY clinical trial

The fully enrolled Phase 2b, multicenter, double-blind, placebo-controlled, randomized, dose-finding QUALITY clinical trial is evaluating the safety and efficacy of enobosarm 3mg, enobosarm 6mg, or placebo as a treatment to preserve muscle and augment fat loss in 168 patients with sarcopenic obesity or overweight elderly (>60 years of age) patients receiving semaglutide (Wegovy®). The primary endpoint is total lean body mass, and the key secondary endpoints are total body fat mass and physical function as measured by stair climb test at 16 weeks. Topline clinical results from the trial are expected in January of 2025.

After completing the efficacy dose-finding portion of the Phase 2b QUALITY clinical trial, it is expected that participants will then continue in blinded fashion into a Phase 2b extension clinical trial where all patients will stop receiving a GLP-1 RA, but will continue taking placebo, enobosarm 3mg, or enobosarm 6mg for an additional 12 weeks. The Phase 2b extension clinical trial will evaluate whether enobosarm can maintain muscle and prevent the fat and weight gain that occurs after discontinuing a GLP-1 RA. The topline results of the separate blinded Phase 2b extension clinical study are expected in calendar Q2 2025.

About Sarcopenic Obesity

According to the CDC, 41.5% of older adults have obesity in the United States and could benefit from a weight loss medication. Up to 34.4% of these obese patients over the age of 60 have sarcopenic obesity. This large subpopulation of sarcopenic obese patients is especially at risk for taking GLP-1 drugs for weight loss as they already have critically low amount of muscle due to age-related muscle loss. Further loss of muscle mass when taking a GLP-1 RA medication may lead to muscle weakness leading to poor balance, decreased gait speed, mobility disability, loss of independence, falls, bone fractures and increased mortality which is a condition like age-related frailty. Because of the magnitude and speed of muscle loss while on GLP-1 RA therapy for weight loss, GLP-1 RA drugs may accelerate the development of frailty in older obese or overweight elderly patients.

About Enobosarm

Enobosarm (aka ostarine, MK-2866, GTx-024, and VERU-024), a novel oral daily selective androgen receptor modulator (SARM), has been previously studied in 5 clinical studies involving 968 older normal men and postmenopausal women as well as older patients who have muscle wasting because of advanced cancer. Advanced cancer causes the loss of appetite where there is significant unintentional loss or wasting of both muscle and fat mass which is similar to what is observed with in patients taking GLP-1 RA drugs. We believe the totality of the clinical data from these previous five clinical trials demonstrates that enobosarm treatment leads to dose-dependent increases in muscle mass with improvements in physical function as well as significant dose-dependent reductions in fat mass. The patient data that were generated from these five enobosarm clinical trials in both elderly patients and in patients with a cancer induced appetite suppression provide strong clinical rationale for enobosarm. The expectation is that enobosarm in combination with a GLP-1 RA would potentially augment the fat reduction and total weight loss while preserving muscle mass.

Enobosarm has a large safety database, which includes 27 clinical trials involving 1581 men and women, some of which included patients dosed for up to 3 years. In this large safety database, enobosarm was generally well tolerated with no increases in gastrointestinal side effects. This is important as there are already significant and frequent gastrointestinal side effects with a GLP-1 RA treatment alone.

About Veru Inc.

Veru is a late clinical stage biopharmaceutical company focused on developing novel medicines for the treatment of cardiometabolic diseases, oncology, and ARDS. The Company’s drug development program includes two late-stage novel small molecules, enobosarm and sabizabulin.

Enobosarm, a selective androgen receptor modulator (SARM), is being developed for two indications: (i) Phase 2b clinical QUALITY study of enobosarm as a treatment to augment fat loss and to prevent muscle loss in sarcopenic obese or overweight elderly patients receiving a GLP-1 RA who are at-risk for developing muscle atrophy and muscle weakness and (ii) subject to the availability of sufficient funding, Phase 3 ENABLAR-2 clinical trial of enobosarm and abemaciclib for the treatment of androgen receptor positive (AR+), estrogen receptor positive (ER+) and human epidermal growth factor receptor 2 negative (HER2-) metastatic breast cancer in the 2nd line setting.

Sabizabulin, a microtubule disruptor, is being developed as a Phase 3 clinical trial for the treatment of hospitalized patients with viral-induced ARDS. The Company does not intend to undertake further development of sabizabulin for the treatment of viral-induced ARDS until we obtain funding from government grants, pharmaceutical company partnerships, or other similar third-party external sources.

About Riva Ridge Capital Management LP

Riva Ridge, founded in 2003, is a private investment partnership focused on middle market companies going through business transitions and/or operational improvements.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, express or implied statements related to whether and when the Phase 2b trial of enobosarm discussed above will produce topline data or patients will progress into the extension study, the planned design, number of sites, timing, endpoints, patient population and patient size of such trial and whether such trial will successfully meet any of its endpoints, whether enobosarm will enhance weight loss or preserve muscle in, or meet any unmet need for, obesity patients and whether it will enhance weight loss, whether the Company will be successful in its transformation into a late stage biopharmaceutical company focused on obesity and oncology, and the actual amount of proceeds the Company may receive from the sale of the FC2 business due to the adjustment provisions in the purchase agreement. The words "anticipate," "believe," "could," "expect," "intend," "may," "opportunity," "plan," "predict," "potential," "estimate," "should," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based upon current plans and strategies of the Company and reflect the Company's current assessment of the risks and uncertainties related to its business and are made as of the date of this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release because of new information or future events, developments or circumstances. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: the development of the Company’s product portfolio and the results of clinical studies possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical studies and the ability to enroll subjects in accordance with planned schedules; the ability to fund planned clinical development as well as other operations of the Company; the timing of any submission to the FDA or any other regulatory authority and any determinations made by the FDA or any other regulatory authority; any products of the Company, if approved, possibly not being commercially successful; the ability of the Company to obtain sufficient financing on acceptable terms when needed to fund development and operations; the Company’s failure to timely file certain reports in February 2024 may impair its ability to raise capital under the Company’s current effective shelf registration statement on Form S-3 or under a new registration statement; demand for, market acceptance of, and competition against any of the Company’s products or product candidates; new or existing competitors with greater resources and capabilities and new competitive product approvals and/or introductions; changes in regulatory practices or policies or government-driven healthcare reform efforts, including pricing pressures and insurance coverage and reimbursement changes; the Company’s ability to protect and enforce its intellectual property; costs and other effects of litigation, including product liability claims and securities litigation; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed from time to time in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2024, and subsequent quarterly reports on Form 10-Q. These documents are available on the “SEC Filings” section of our website at www.verupharma.com/investors.

* Wegovy® is a registered trademark of Novo Nordisk A/S